Exhibit 32

This share exchange is made for the securities of a Japanese company. This share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this notice has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than pursuant to the share exchange agreement, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

August 17, 2016

(Amendment) Notice Regarding Transfer of Subsidiaries in Association with the Management

Integration with UNY Group Holdings Co., Ltd.

There is an amendment to the announcement in the news release “Notice Regarding Transfer of Subsidiaries in Association with the Management Integration with UNY Group Holdings Co., Ltd.” dated on May 26, 2016 and we hereby announce the amendment.

1.	Overview and Reason of the Amendment

As per the announcement in the news release dated on May 26, 2016, the proposal concerning the Absorption-Type Merger Agreement regarding an absorption-type merger whereby FamilyMart Co., Ltd. (“FamilyMart”) is to be the surviving company and UNY Group Holdings Co., Ltd. (“UNY Group Holdings”) is to be the absorbed company (the “Absorption-Type Merger”) was approved as originally proposed at the annual general shareholders’ meetings of FamilyMart and UNY Group Holdings held on May 26, 2016, and we announced that FamilyMart would directly or indirectly succeed to the shares in UNY Co., Ltd., Circle K Sunkus Co., Ltd., SAGAMI Co., Ltd. (“Sagami”), UNY (SHANGHAI) TRADING Co., Ltd. (“UNY (SHANGHAI)”), UNY (Cayman Islands) Holding Co., Ltd. (“UNY (Cayman Islands)”) and UCS CO., LTD., all of which are currently subsidiaries of UNY Group Holdings, in association with the Absorption-Type Merger and that those companies would become FamilyMart’s subsidiaries on the effective date of the Absorption-Type Merger scheduled on September 1, 2016.

As per UNY Group Holdings’s announcement in the news release “Notice concerning tender into tender offer for SAGAMI Co., Ltd. and conclusion of debt transfer agreement” dated on August 17, 2016, UNY Group Holdings will sell all of its Sagami shares and Sagami will not become FamilyMart’s subsidiary. We hereby delete the information regarding Sagami as follows.

Sagami

(1)	No. of shares held before transfer	—shares	(No. of voting rights: —)	(Voting Ratio: —%)
(2)	No. of shares to be succeeded	21,994,126 shares	(No. of voting rights: 21,994)
(3)	No. of shares held after transfer	21,994,126 shares	(No. of voting rights: 21,994)	(Voting Ratio: 56.1%)

In addition, there are changes to the number of shares and voting rights in UNY (SHANGHAI) and UNY (Cayman Islands) to be succeeded to as UNY Group Holdings acquired all remaining shares in UNY (Cayman Islands) from Ting Hsing (Cayman Islands) Holdings Corp. The changes are underlined as follows.

UNY (SHANGHAI)

(1)	Amount of investment before transfer	¥—mm (—thousand Renminbi) (Indirect, ¥—mm (—thousand Renminbi))	(Ownership: —%) (Indirect Ownership: —%)
(2)	Amount of investment to be succeeded	¥3,025mm (204,519 thousand Renminbi) (Indirect, ¥3,025mm (204,519 thousand Renminbi))
(3)	Amount of investment after transfer	¥3,025mm (204,519 thousand Renminbi) (Indirect, ¥3,025mm (204,519 thousand Renminbi))	(Ownership: 100%) (Indirect Ownership: 100%)
UNY (Cayman Islands)
(1)	Amount of investment before transfer	¥—mm ($—thousand)	(Ownership: —%)
(2)	Amount of investment to be succeeded	¥2,468mm ($26,139 thousand)
(3)	Amount of investment after transfer	¥2,468mm ($26,139 thousand)	(Ownership: 100%)

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